Sterel c.s.
Notary's practice, Estate planning & Mediation
Paasheuvelweg 16
Postbus 12185
1100 AD Amsterdam
Telephone: +31 (0) 20-5646110
Fax: +31 (0)20-5646111

CONTRACT OF SALE

The undersigned:

1.
Mr Nielkanth Baldewpersad Tewarie, residing at 1446 AE Purmerend, Westerweg 61-A, born in District Nickerie (Surinam) on the tenth of May nineteen hundred and fifty-seven, holder of a passport with number NE3043179, issued in Amsterdam on the nineteenth of May two thousand and three, married, hereinafter to be referred to as “the Seller”;

2.
Mr Franciscus Adrianus MariaFaijdherbe, residing at 1066 CE Amsterdam, Sloterweg 1137, born in Amsterdam on the first of April nineteen hundred and fifty-three, holder of a passport with number NF1106644, issued in Amsterdam on the eleventh of September two thousand and three, unmarried and not registered as a partner, hereinafter to be referred to as “the Guarantor”

3.
Mr David Havenaar, residing at 3024 VD Rotterdam, Willem Buytewechstraat 118 C 2, born in ‘s-Gravenhage on the seventh of March nineteen hundred and sixty-three, holder of a passport with number NK4376171, issued in Rotterdam on the ninth of February two thousand and six, unmarried and not registered as a partner,acting in this matter as authorized director of and as such representing the private company with limited liability:

Wah King Properties B.V., with registered office in Hoofddorp and place of business at 1066 EE Amsterdam, Ditlaar 7 (postal address: Postbus 75139, 1070 AC Amsterdam), registered in the trade register of the Chamber of Commerce and Industry for Amsterdam under file number 34130365, hereafter to be referred to as “the Buyer”;

have agreed that:

the Seller shall sell to the Buyer, who shall purchase from the Seller:
a.	the following registered property:
the office building with parking places, the underlying and adjacent ground and further appurtenances, known locally as Sloterweg 22 in Badhoevedorp (postal code: 1171 CR), recorded in the land register as Municipality of Haarlemmermeer, section H number 3348, having an area of two ares and ninety-five centiares (2.95 a), number 3140, having an area of twelve ares ten centiares (12.10 a), number 5302, having an area of six ares twenty-three centiares (6.23 a) number 8124, having an area of sixty centiares (0.60 a) and number 9209, fifty-eight centiares (0.58 a);
hereinafter to be jointly referred to as "the property";
b.	the moveable good/goods in or attached to the property referred to in Article 10;
c.
the claims acquired by the Seller on the basis of the ownership of the property during the period to be calculated as of the date of acquisition of the property by the Seller up to the date of delivery as referred to in Article 7 of this agreement.

Insofar as the determining in consultation is concerned, the parties will act in accordance with that stated in the letters attached.

The purchase price for the property will amount to three million four hundred seventy-five thousand Euro, excluding turnover tax, increased by the sum of all income and expenditure of the Seller in relation to the property as of 3 December 2004 up to and including the date of delivery, excluding turnover tax, which must be determined in mutual consultation on 28 February 2007 at the latest.
The purchase price for the goods referred to under "b" is null.
The purchase price for the claims referred to under “c” shall be further determined by the parties, but on 31 March 2007 at the latest. Insofar as the determining in mutual consultation is concerned, parties shall act in accordance with that stated in the letters attached.

DEFINITIONS

In this contract of sale, the following definitions shall apply:
1.	‘sale’: the agreement for sale and purchase contained in this contract of sale;
2.
‘special account’: the special account referred to in Article 25 of the Notaries Act (Wet op het notarisambt) in the name of the civil-law notary referred to at 4 below or the civil or general partnership in which he works together with other civil-law notaries, which account is kept at account number 3005.89.131. under the name of Sterel et al. in Amsterdam and/or exclusively insofar as it concerns the payment referred to in Article 8 of the deposit to the third parties’ account Stichting Derdengelden RechtStaete, account number 68.44.31.211 stating Tewarie/Faijdherbe;

3.	‘deed of delivery’: the conveyance which is required for delivery and must be executed in the presence of the civil-law notary referred to under 4;
4.	‘the civil-law notary’: the civil-law civil-law notary employed by Sterel et al. in Amsterdam, or his deputy or associate;
5.	‘the property’: the registered property/properties described above under (a).

This contract of sale is made subject to the following Special and Standard Conditions.
In the event of any inconsistency between the Special and Standard Conditions, the Special Conditions shall prevail.

SPECIAL CONDITIONS

Costs
Article 1

1.
The transfer duty (if due) calculated on the basis of the value of the property, increased or reduced as provided for in the Legal Transactions (Taxation) Act (Wet op belastingen van rechtsverkeer), shall be paid by the Buyer.

The civil-law notary’s fees on account of this contract of sale and the costs of the delivery and transfer of ownership of the property, as well as the turnover tax due on the said fees and costs, shall be paid by the Buyer.
2.	Where the transfer duty is payable by the Buyer and where, for the computation of this duty, a reduction of the basic value may be claimed because the property was acquired or notionally delivered within the meaning of the Turnover Tax Act (Wet op de omzetbelasting) 1968, subject to transfer duty or non-deductible turnover tax, by the Seller or his predecessor(s)-in-title less than six months before the signing of the deed of delivery, the Buyer shall pay to the Seller the difference between the amount of transfer duty that would have been due without the said reduction and the amount of transfer duty actually due.

3.
The Seller warrants with regard to the property and the movables referred to in Article 10 that he is not acting as an entrepreneur within the meaning of the Turnover Tax Act (Wet op de omzetbelasting) 1968

•
and the Seller and the Buyer are making a joint request for the delivery to be treated as a delivery liable to turnover tax, with the result that turnover tax is due on account of the delivery of the property.

4.
The purchase price of the property is increased by the turnover tax referred to  in the previous paragraph. Since the reverse charge procedure is applicable, the   turnover tax shall be paid directly by the Buyer to the Collector of Taxes onsubmission of a tax return.

5.	The Seller warrants that the property is or will be used by him for the purposes of his business or will be used before the delivery.
The Seller warrants that the tenant/tenants of the property pays/pay VAT on the rental, 90% or more of which, or 70% or more of which as described below in paragraph 6 (b), is deducted as tax paid at the preceding stage.
6.	The Buyer warrants that:
(a)	90% or more
(b)           70 % or more of his use of the property (which percentage replaces the percentage referred to under (a) on the basis of the list of designated industries and sectors appended to Communication 42 of the Ministry of Finance) will be for activities for which a right of deduction of turnover tax exists and that he will start using the property before the end of the financial year following the financial year in which delivery takes place.
The Buyer warrants that he will issue, for the purpose of the taxed delivery request, a declaration signed by him and showing that the 90% criterion (or the 70% criterion) is met by him.

The Buyer also warrants that he will inform the Seller, by means of a declaration signed by the Buyer and sent within four weeks of the end of the Buyer’s financial year following the financial year of delivery or following delivery by the Buyer before the end of the former financial year, whether the relevant criterion has been met since the property was first used by him. The Buyer shall send a copy of this declaration within the same period of four weeks to the inspector of the region of the Tax and Customs Administration under which the Buyer comes. The Seller and the Buyer mutually undertake to submit the taxed delivery request correctly and in good time before the delivery, in which connection the Buyer irrevocably authorises the Seller to make the taxed delivery request on his behalf.

The Buyer is aware that the request to treat the delivery of the property as a delivery liable to turnover tax can be granted only if the aforementioned 90% criterion (or the 70% criterion) is met by him in his financial year in which the delivery of the property takes place and the following financial year and that a demand for further tax will (or may) be imposed on him by the Tax and Customs Administration if it transpires that he has not met the aforementioned criterion. The turnover tax to be collected later concerns the revised turnover tax of the Seller and the other turnover tax deducted at the previous stage regarding the sale and delivery of the property to the Buyer.

In connection with the above, the Seller warrants:
•	that the review period of Article 15, paragraph 4, of the Turnover Tax Act (Wet op de omzetbelasting) 1968 started on 3 December 2004;
•	that with regard to his purchase of the property an amount of € 660,250 has been deducted; and
•	that with regard to the sale costs incurred by him an amount of null has been or will be deducted.
7.
Where reference is made to ‘delivery’ in paragraphs 3, 4, 5, 6 and 7 of this Article, this is intended to mean delivery within the meaning of the Turnover Tax Act (Wet op de omzetbelasting) 1968, or an act involving an encumbrance deemed to be a letting solely within the meaning of Article 3, paragraph 2, in conjunction with Article 11, paragraph 1 (b) (5) final sentence.

8.  If the Buyer does not meet the requirements for a delivery or letting that is liable to the levy of turnover tax although the parties have opted for this, the Buyer shall repay to the Seller in full and at the latter’s first request the damage resulting from this suffered by the Seller. In this connection damage is deemed to mean not only turnover tax to be paid by the Seller to the Tax and Customs Administration or the reduced amount of turnover tax to be received back from the Tax and Customs Administration but also the penalties and interest connected herewith.

At the present, the property is not fully let. In the event that the empty parts of the property are not let by the Seller subject to turnover tax before the date of delivery, the Seller shall suffer losses with regard to the payment of Dutch VAT. In this case, the Buyer will give the Seller compensation for these losses as of the date of delivery. In connection with the above, the Seller shall be obliged to let the empty parts exclusively with the permission of the Buyer.

Representationsby the Seller
Article 2

The Seller warrants that:
(a)	on the date of signature of the deed of delivery the Seller has full powers to transfer the property and any movables sold with it;
(b)
to date no government orders under the Housing Act (Woningwet) have been made or announced in writing requiring improvements in and/or repairs to the property that have not yet been carried out, or that have been carried out by a government agency but have remained unpaid, save as may be specified in Article 11;

(c)	to date the property has not been uninhabited within the meaning of the Housing Allocation Act (Huisvestingswet) and the regulations made under the said Act.
(d)	on the date hereof the property is not included in any (pending application for) designation, listing order or registration of the property:
1.	as a listed building within the meaning of the Monuments and Historic Buildings Act (Monumentenwet) 1988;
2.	as a listed building by any local or provincial authority;
(e)	no government subsidy for which conditions have yet to be satisfied has been applied for or granted in connection with the property;
(f)
the technical installations and the mains, pipes, cables and wiring present in the property are functioning properly at present and their use is not restricted in any way by order of the competent authorities;

(g)
no obligations in respect of the property exist at present under any hire-purchase agreement, option and/or contractual right of first refusal, and no such obligations will exist when the deed of delivery is signed;

(h)	when the deed of delivery is signed the property and any movables sold with it will not be the subject of any claim and will not be used by third parties without any right or title thereto;
(i)	1.
The property is let at present. On the most recent due date, the following sums were paid as rent for the property by the following tenants and co-tenants as defined in Articles 7:266 and 7:267 of the Netherlands Civil Code, sufficiently known to the parties:

parts                               VAT                                amounts                                tenants and co-tenants

The letting liable to turnover tax does not follow from the transitional measure on a taxed letting to tenants who cannot deduct the transfer tax in its entirety (or virtually in its entirety) (transitional scheme for amendment of the law on 31 March 1995).

2.
The tenancy agreements are recorded in instruments signed under hand. These instruments that record the tenancy agreements set out the full legal relationship between the landlord and the tenants. No arrangements disadvantageous to the landlord, other than those contained in the tenancy agreements, have been made with the tenants.

3.	To date the tenants have duly fulfilled their obligations.
4.	No actions concerning the property are pending before any rent tribunal.
5.	The tenancy agreements contain no right of first refusal or option to buy.
6.	The tenants have paid the following deposits: a deposit with regard to the Actuarieel Adviesbureau Vermaasse B.V.
(j)	No ground lease exists;
(k)	No other easements exist than those stated on the appendix attached to this deed;
(l)	No obligations exist entailed by a particular title, within the meaning of Article
 6:252 of the Netherlands Civil Code;
(m) No perpetual clauses need to be imposed upon the Buyer;
(n) No encumbrances (obligations to allow certain acts) as referred to in the Public Works (Removal of Impediments in Private Law) Act (Belemmeringenwet Privaatrecht) exist;
(o)	the value of the property for the purposes of the Property Valuation Act (WOZ) is EUR p.m.;
the charges with respect to the property are as follows:
•	property tax payable on account of real right of enjoyment: EUR per month;
•	water supply contribution: EUR per month;
•	water control corporation charges etc: EUR per month;
•	sewage (connection) charge: EUR per month;
•	local tax payable by the owner on encroachments over public land: EUR per month;
•	other periodic charges: EUR per month
(p)	the rates and charges of previous periods have been paid, in so far as the relevant assessments have been imposed;
(q)	extended fire cover for the property has been taken out with a sound company for an adequate sum.
To the Seller’s knowledge there is no increased risk; the latest insurance premium has been paid;
any movables sold with the property have been adequately insured by means of the Seller’s household contents policy;
(r)
no legal action, binding advice procedure or arbitration is at present pending with respect to the property and/or any movables sold with the property; with regard to the claims mentioned under c in the opening words, the Seller has instituted procedures, which fact is sufficiently known to the Buyer;

(s)	the procedure referred to in Article 2:94c / 2:204c of the Netherlands Civil Code was not applicable when the Seller acquired the property;
(t)
the property, any movables sold with the property and the installations referred to under (f) above are not encumbered with any lien and will also not be encumbered by any lien when the deed of delivery is signed;

(u)	the property is at present connected directly to the public water, energy and sewerage systems;
the property is connected to the telephone and cable television network and has lawful and unrestricted access to the public highway in the manner evident on the spot;
(v)	The Seller has used the property exclusively as investment, retail, storage and office space (multi-tenanted business premises).

Duty of notice
Article 3
The Seller warrants that he has given the Buyer all information that should properly be brought to the Buyer’s notice, subject to the proviso that the Seller is not required to supply information about matters which are already known to the Buyer or about which he could have learned by making his own survey, in so far as it is reasonable to expect the Buyer, in keeping with common practice, to make such a survey.

Seller's representationsconcerning pollution
Article 4
The Seller also makes the following representations:
(a)	he is not aware of any facts, on the basis of (among other things):
•	his personal expertise,
•	publications in (local) newspapers,
•	a soil test carried out in the past,
•	the use to which the property has been put,

which show the property to be polluted by toxic, chemical and/or other (hazardous) substances to such an extent that under existing environmental laws and/or case law on environmental matters a clean-up operation or similar measures is/are likely to be necessary;

(b)	to his knowledge the property contains no (underground) storage tanks such as oil tanks and septic tanks.
(c)	to his knowledge there are no materials containing asbestos or other materials harmful to health in the property.

Other representations by the Seller
Article 5
The Seller finally makes the following representations:
(a)	to his knowledge the present use of the property does not breach any provisions of public or private law and no building or alteration work has been carried out without the required permits;
(b)	to his knowledge there is no obligation for the property to be offered for sale to the local authority pursuant to the Municipalities (Preferential Rights) Act (Wet voorkeursrecht gemeenten);
(c)
to his knowledge the local authority has not adopted any urban renewal plan or environmental order, as defined in the Urban and Rural Regeneration Act (Wet op de stads- en dorpsvernieuwing), involving the property;

(d)	to his knowledge the property has not been included in any (pending application for) designation or listing order or registration of the property as a protected townscape or landscape;
(e)	to his knowledge there are no policy proposals for any plan/order as referred to in (d) above or for compulsory purchase.
(f)	to his knowledge no permit to split the property as referred to in Article 33 of the Housing Allocation Act (Huisvestingswet) has been applied for with respect to the property;
(g)	he has no knowledge of any circumstance or event which might jeopardise the tenants’ due fulfilment of their obligations in the future.

Representations by the Buyer
Article 6
The Buyer makes the following representations:
(a)
he expressly accepts the burdens and restrictions described in this contract of sale, and those which are or could be known to him, after a survey as referred to in Article 3, based on the current situation;

(b)	he acknowledges that he has received a copy of:
-	the tenancy agreements (in copy)
-	the bank guarantees provided by the tenants (in copy)
-	the deed of delivery;
(c)	he warrants that the procedure referred to in (Article 2: 94c/2:204c) of the Netherlands Civil Code does not apply to him;
(d)	he intends to use the property for the purpose described in Article 2 under v;

Delivery
Article 7
The deed of delivery shall be executed before the civil-law notary on 31 March 2007;

Deposit
Article 8
As additional security for the fulfilment of his obligations the Buyer shall pay a deposit of fifty thousand Euro into the special account of the civil-law notary, such on 28 February 2007 at the latest and moreover in the manner further indicated in the standard conditions, and furthermore in accordance with that stipulated in the document attached to this purchase agreement and signed by the parties for approval. In the event that that stated in the attached document is in violation with that stated in the standard conditions, that stated in the document attached shall prevail.

Conditions subsequent
Article 9
This contract of sale is made subject to the following condition(s):
(a)
that on the agreed date of signature of the deed of delivery there is an obligation to offer the property for sale to the local authority under the Municipalities (Preferential Rights) Act (Wet voorkeursrecht gemeenten);

(b)
the Seller has not withdrawn the application for the bankruptcy of the surety within a week at the maximum after the timely payment of the deposit referred to in Article 8. In the event that this condition subsequent is fulfilled, the deposit will be repaid to the Buyer by the Seller. The Seller shall issue an order for this purpose to the above-mentioned foundation as soon as possible.

If a condition subsequent is fulfilled, it shall operate retroactively as between the parties to the date when the contract was concluded.
The parties agree to cooperate fully in order to obtain the aforesaid permit, consent and undertaking(s) in good time.

Movables
Article 10
The movables included in this contract of sale are:
•	none;

Provisions
Article 11
The provisions referred to in Article 2 (b) are:
•	none;

Special Conditions on pollution
Article 12
Not applicable

Jurisdiction and choice of law
Article 13
1.	Any disputes arising from or in connection with this contract shall be heard and decided upon exclusively by the court in whose jurisdiction the property is situated.
2.	This contract of sale and purchase shall be governed by the law of the Netherlands.
3.	The time limits referred to in this contract shall be governed by the Time Limits Act (Algemene termijnenwet).

Standard Conditions / limitation of liability
Article 14
Not applicable

Consent, authorisation and cooperation of third parties
Article 15
Not applicable

Other Special Conditions
Article 16
Supplementary to that stipulated in Article VI paragraph 2 of the standard conditions, the notice of default referred to therein can also be made by registered post with return receipt requested.

Cooling-off period/ cadastral registration
Article 17
The Buyer shall instruct the civil-law notary to enter the sale and purchase in the appropriate registers of the Land and Public Registry Agency by filing a copy of this contract of sale with the registrar of the relevant office of the Agency.
With a view to further explaining the choice as to whether or not to register the purchase in the public registers designated for that purpose, the following was pointed out to the Buyer by the civil-law notary;
Pursuant to Article 7.3 paragraph 3 of the Netherlands Civil Code, the following cannot be invoked against the Buyer whose purchase has been registered;
a.	a sale or encumbrance realized by the seller after registration of the purchase, barring the exceptions included in that paragraph;
b.	sale of encumbrance realized following the sale of encumbrance by the Seller referred to under a;
c.
an administration order realized after the registration of the purchase or, if it was realized before, which as not then registered in the public registers, unless the Buyer was aware of this at the time of the registration of the purchase;

d.	hiring or leasing out realized after the registration of the purchase;
e.	a stipulation as referred to in Article 252 of Book 6 registered after the registration of the purchase;
f.	an attachment under a warrant of execution or prejudgment attachment the report of which was registered after the registration of the purchase;
g.
a bankruptcy or suspension of payment of the Seller or application with regard to him of the debt rescheduling scheme for natural persons, pronounced after the date upon which the purchase was registered.

Surety
Article 18

The guarantor is hereby obliged by way of surety vis-à-vis the Buyer to observe the obligations of the Buyer flowing from this purchase agreement in the manner referred to in Articles 7:850 and the following of the Dutch Civil Code, such up to a maximum sum of three million six hundred thousand Euro, which surety is hereby accepted by the Seller.

This contract of sale has been signed by Mr Nielkanth Baldewpersad Tewarie (the Seller), Mr Franciscus Adrianus Maria Faijdherbe (the Guarantor) and Mr David Havenaar (the Buyer).

Signed on February 16 2007

The Standard Conditions have not been translated.